UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 12, 2006

GMH COMMUNITIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-32290	201181390
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

10 Campus Boulevard
Newtown Square, Pennsylvania 19073
(Address of principal executive offices)

(610) 355-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01            Regulation FD Disclosure.

On June 12, 2006 (the “Effective Date”), GMH Communities Trust (the “Company) entered into several agreements of sale relating to, in the aggregate, the purchase of a portfolio of 13 student housing properties from Capstone Properties (the “Seller”) for an aggregate purchase price of $247.0 million. Under the terms of each agreement, the Company has a due diligence period to review the properties covered thereby, and may terminate the agreement at any time prior to the expiration of the later of the following: (i) 45 days following the Effective Date, (ii) five business days following the Company’s receipt of all diligence materials to be delivered by the Seller under the terms of the agreement, including title commitment and survey, or (iii) within five business days of Seller’s notice that it will not remove of record, at or prior to closing, each of the Company’s objections related to the title insurance commitment. Unless it elects to terminate all of the agreements, the Company may not (i) terminate agreements that would result in the Company purchasing properties having an aggregate purchase price of less than $223.3 million, and (ii) terminate three of the agreements, which collectively relate to three properties in the portfolio having an aggregate purchase price of $68.6 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2006

GMH COMMUNITIES TRUST

	By:	/s/ Joseph M. Macchione
	Name:	Joseph M. Macchione
	Title:	Executive Vice President, General Counsel and Secretary